Gannett Announces Third Quarter 2020 Results

Surpassed 1 million paid digital-only subscribers
Generated nearly $100 million of asset sales to accelerate debt paydown, subsequent to quarter-end
Ended the quarter with $189 million of cash and cash equivalents
Implemented $218 million in annualized synergies year to date

MCLEAN, VA — November 3, 2020 — Gannett Co., Inc. ("Gannett", "we", "us", "our", or "the Company") (NYSE: GCI) today reported its financial results for the third quarter ended September 30, 2020.

“Our third quarter results showed a significant and rapid rebound from the second quarter impact of the COVID pandemic and economic shut down,” said Michael Reed, Gannett Chairman and Chief Executive Officer. “Our same store revenue trend, though down 19.6% year over year, improved meaningfully over our second quarter trend of down 28.0% year over year. Third quarter Adjusted EBITDA was $88 million, up from $78 million in the second quarter. These results are particularly encouraging given the seasonal drag that we usually experience in the third quarter. We also reached a major milestone in our digital subscription growth, surpassing 1 million digital subscriptions during the quarter, thanks to continued strong growth of more than 31% year over year. As we continue to focus on transitioning to a subscription-led business model, we expect to leverage this important milestone to accelerate growth in 2021 and beyond.”

"We are also pleased to announce substantial progress on debt repayment and a strong liquidity position. Since the beginning of the fourth quarter, we have sold approximately $100 million of non-core assets and real estate. We'll apply the net proceeds of these sales to reduce our total debt outstanding to $1.633 billion. We are targeting another $100 million of debt repayment by early next year and remain focused on refinancing our credit agreement during the first half of 2021. In the meantime, our effective cost management and synergy implementation continue to bolster our liquidity; we ended the quarter with $189 million in cash on the balance sheet."

Financial Highlights

in thousands	Third quarter 2020
GAAP operating revenue	$814,539
GAAP net loss attributable to Gannett	(31,260)
Adjusted EBITDA(1) (non-GAAP)	87,980
Net cash flow provided by operating activities (GAAP basis)	49,640
Free cash flow(1) (non-GAAP)	42,853

(1) Refer to “Use of Non-GAAP Information” below for the Company’s definition of Adjusted EBITDA and Free Cash Flow, and reconciliations to the most comparable GAAP measures.

Third Quarter 2020 Consolidated Results

Note: During the comparable period in 2019 until November 19, 2019, our corporate name was New Media Investment Group Inc. ("New Media"), and Gannett Co., Inc. (“Legacy Gannett”) was a separate publicly traded company. On November 19, 2019, we completed the acquisition of Legacy Gannett and changed our name to Gannett Co., Inc.

•	Third quarter revenues of $814.5 million rose 116.3% as compared to the prior year, reflecting the acquisition of Legacy Gannett.

◦
Same store pro forma revenues (as defined and reconciled below) decreased 19.6%, due to unfavorable impacts resulting from the COVID-19 pandemic and general trends adversely impacting the publishing industry.

•	Digital advertising and marketing services revenues were $197.2 million in the third quarter, or 24.2% of total revenues.

•	Over $218 million in annualized synergy measures were implemented by the end of the third quarter, with approximately $54.5 million in savings recognized in the quarter.

•
On a pro forma basis, operating expenses included in Adjusted EBITDA decreased 19.3% to the prior year quarter due to the implementations of synergies, normal course cost reductions, and temporary expense actions in response to the COVID-19 pandemic.

•	GAAP net loss attributable to Gannett of $31.3 million in the third quarter reflects $61.4 million of depreciation and amortization.

•	Adjusted EBITDA totaled $88.0 million. Margins in the quarter were 10.8%, despite the pressures from the COVID-19 pandemic.

Balance Sheet & Cash Flow

•	As of the end of the third quarter, the Company had cash and cash equivalents of $189.0 million.

•	During the quarter, the Company repaid $8.6 million in principal under its credit facility.

◦	Total debt outstanding at the end of the third quarter was $1.732 billion.

◦	Net debt outstanding at the end of the third quarter was $1.543 billion.

•
Capital expenditures were $6.8 million, reflecting investments related to digital product development, real estate projects and ongoing facility consolidations. We expect capital expenditures to be between $9 - $10 million in the fourth quarter.

•
Cash flow provided by operations in the third quarter of 2020 was $49.6 million compared to cash flow provided of $40.9 million for the prior year quarter primarily driven by increases in working capital partially offset by interest paid and integration costs related to the acquisition of Legacy Gannett.

•	Subsequent to the end of the quarter, the Company closed on the sales of:

◦	Approximately $95 million of non-core assets including BridgeTower Media, our business publications unit, the Nantucket Inquirer & Mirror, and other non-core assets, and

◦	Approximately $5 million of real estate sales.

◦	Net proceeds will be used to pay down outstanding debt to $1.633 billion.

COVID-19 Response

•
Maintained our previously stated efforts to strengthen our balance sheet and preserve liquidity, adapt our workplaces, promote the health and safety of our employees, and support our communities through high-quality journalism and the creation of innovative solutions to support small businesses.

Publishing Segment

•	Publishing segment revenues totaled $732.2 million in the third quarter.

•	Circulation revenues totaled $336.2 million in the third quarter.

◦
Same store pro forma circulation revenues decreased 13.2% in the third quarter, partially stemming from a reduction in volume of our single copy and home delivery sales, reflecting the impact of the COVID-19 pandemic on businesses that sell single copies of our publications as well as general industry trends.

•	Print advertising revenues totaled $208.2 million in the third quarter.

◦	Same store pro forma print advertising revenues decreased 30.9% compared to the prior year reflecting the negative impact from the COVID-19 pandemic.

•	Digital advertising and marketing services revenues were $121.3 million in the third quarter.

◦	Same store pro forma digital advertising and marketing services revenues decreased 13.5% versus the prior year period, reflecting the impacts from the COVID-19 pandemic.

•	Commercial printing and other revenues contributed $66.6 million in the third quarter.

•	Paid digital-only subscribers now total approximately 1.029 million, up 31.1% year-over-year on a pro forma basis.

•	Publishing segment Adjusted EBITDA was $108.8 million, representing a margin of 14.9% for the quarter.

Marketing Solutions Segment

•	Marketing Solutions segment revenues were $105.4 million in the third quarter.

◦
Same store pro forma Marketing Solutions segment revenues decreased by 17.4% to the prior year, an improvement to the second quarter, which was driven by stronger national and large account sales offset by continued impacts from the COVID-19 pandemic that began in the latter part of the first quarter.

•	Marketing Solutions segment Adjusted EBITDA was $4.2 million, representing a margin of 4.0% for the quarter.

Integration Update

•	Implemented cumulative measures by the end of the third quarter that will result in over $218 million in annualized savings.

◦	Realized $54.5 million in savings in the third quarter.

•	Expect to have implemented measures that will result in over $240 million in annualized savings by the end of the fourth quarter.

◦	Expect to realize $60 - $65 million in savings during the fourth quarter.

•	Management remains highly confident in its ability to implement measures by the end of 2021 that are expected to result in $300 million in annualized synergies.

Earnings Conference Call

Management will host a conference call on Tuesday, November 3, 2020 at 8:30 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of Gannett’s website, investors.gannett.com. All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Gannett Third Quarter Earnings Call” or access code “4297697”. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at investors.gannett.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast. A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, November 19, 2020 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “4297697”.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to the communities in our network and helping them build relationships with their local businesses. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Its portfolio includes the USA TODAY, local media organizations in 46 states in the U.S. and Guam, and Newsquest, a wholly owned subsidiary with over 140 local media brands operating in the United Kingdom. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc. and runs the largest media-owned events business in the U.S., Gannett Ventures, formerly GateHouse Live. To connect with us, visit  www.gannett.com.

Same Store Pro Forma Revenues

Same store pro forma revenues are based on (i) the sum of GAAP revenues for New Media and Legacy Gannett prior to New Media's acquisition of Legacy Gannett and (ii) GAAP revenues for Gannett for the current period, excluding (1) revenues related to 2019 acquisitions from the beginning of 2020 through the first year anniversary of the applicable acquisition date, (2) exited operations, (3) currency impacts, and (4) deferred revenue impacts related to the acquisition of Legacy Gannett.

Cautionary Statement Regarding Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to execute our operational and integration plans, including our ability to achieve synergies and the related expected savings, the timing of realizing those savings, our ability to achieve $300 million of synergies through measures expected to be implemented by the end of 2021, our expected capital expenditures, our expectations, in terms of both amount and timing, with respect to debt repayment, real estate sales and debt refinancing, future revenue trends and our ability to influence trends. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

* * * *

For investor inquiries, contact:	For media inquiries, contact:
Ashley Higgins	Stephanie Tackach
Investor Relations	Director, Public Relations
212-479-3160	212-715-5490
investors@gannett.com	stackach@gannett.com

# # #

CONSOLIDATED BALANCE SHEETS Gannett Co., Inc. and Subsidiaries In thousands (except per share amounts)

Table No. 1
	September 30, 2020	December 31, 2019
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$188,960	$156,042
Accounts receivable, net of allowance for doubtful accounts of $23,749 and $19,923	288,400	438,523
Inventories	33,776	55,090
Prepaid expenses and other current assets	115,137	129,460
Total current assets	626,273	779,115
Property, plant and equipment, at cost net of accumulated depreciation of $377,072 and $277,291	704,931	815,807
Operating lease assets	295,775	309,112
Goodwill	560,215	914,331
Intangible assets, net	893,721	1,012,564
Deferred income tax assets	97,369	76,297
Other assets	136,019	112,876
Total assets	$3,314,303	$4,020,102

Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$340,840	$453,628
Deferred revenue	207,597	218,823
Current portion of long-term debt	15,179	3,300
Other current liabilities	46,558	42,702
Total current liabilities	610,174	718,453
Long-term debt	1,615,984	1,636,335
Convertible debt	3,300	3,300
Deferred tax liabilities	6,256	9,052
Pension and other postretirement benefit obligations	198,220	235,906
Long-term operating lease liabilities	280,556	297,662
Other long-term liabilities	169,536	136,188
Total noncurrent liabilities	2,273,852	2,318,443
Total liabilities	2,884,026	3,036,896
Redeemable noncontrolling interests	4,148	1,850
Commitments and contingent liabilities

Equity
Common stock of $0.01 par value per share, 2,000,000,000 shares authorized, 137,478,696 issued and 136,305,720 shares outstanding at September 30, 2020; 129,386,258 issued and 128,991,544 shares outstanding at December 31, 2019	1,375	1,294
Treasury stock at cost, 1,172,976 and 394,714 shares at September 30, 2020 and December 31, 2019, respectively	(4,841)	(2,876)
Additional paid-in capital	1,100,269	1,090,694
Accumulated deficit	(664,263)	(115,958)
Accumulated other comprehensive income (loss)	(6,411)	8,202
Total equity	426,129	981,356
Total liabilities and equity	$3,314,303	$4,020,102

CONSOLIDATED STATEMENTS OF OPERATIONS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 2
	Three months ended
Fiscal year ended	September 30, 2020	September 29, 2019
Operating revenues:
Advertising and marketing services	$405,227	$184,078
Circulation	336,158	146,254
Other	73,154	46,317
Total operating revenues	814,539	376,649
Operating expenses:
Operating costs	492,342	218,369
Selling, general and administrative expenses	241,652	119,821
Depreciation and amortization	61,355	24,482
Integration and reorganization costs	13,417	3,136
Acquisition costs	1,913	12,181
Asset impairments	1,585	—
Loss on sale or disposal of assets	795	602
Total operating expenses	813,059	378,591
Operating income (loss)	1,480	(1,942)
Non-operating (income) expenses:
Interest expense	58,063	10,030
Loss on early extinguishment of debt	476	—
Non-operating pension income	(18,334)	(208)
Gain on sale of investments	(7,800)	—
Other income, net	(2,575)	(22)
Non-operating expenses	29,830	9,800
Net loss before income taxes	(28,350)	(11,742)
Income tax expense	3,098	7,226
Net loss	$(31,448)	$(18,968)
Net loss attributable to redeemable noncontrolling interests	(188)	(505)
Net loss attributable to Gannett	$(31,260)	$(18,463)
Loss per share attributable to Gannett - basic	$(0.24)	$(0.31)
Loss per share attributable to Gannett - diluted	$(0.24)	$(0.31)
Dividends declared per share	$0.00	$0.38

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3	Nine months ended
	September 30, 2020	September 29, 2019
Cash flows from operating activities:
Net loss	$(549,885)	$(25,708)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization	205,706	68,733
Equity-based compensation expense	22,812	2,534
Non-cash interest expense	17,813	1,034
Loss on sale or disposal of assets	1,540	3,339
Loss on early extinguishment of debt	1,650	—
Goodwill and intangible impairments	393,446	—
Asset impairments	8,444	2,469
Pension and other postretirement benefit obligations, net of contributions	(77,274)	(1,116)
Change in other assets and liabilities, net	50,028	47,245
Net cash provided by operating activities	74,280	98,530
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(49,666)
Purchase of property, plant and equipment	(28,944)	(7,281)
Proceeds from sale of real estate and other assets	26,186	10,314
Insurance proceeds received for damage to property	1,643	—
Change in other investing activities	(864)	—
Net cash used for investing activities	(1,979)	(46,633)
Cash flows from financing activities:
Repayments under term loans	(27,619)	(11,296)
Borrowings under revolving credit facility	—	136,400
Repayments under revolving credit facility	—	(128,400)
Deferred payments for acquisitions	(7,544)	—
Payments for employee taxes withheld from stock awards	(1,960)	(716)
Issuance of common stock	4	—
Payment of dividends	—	(68,886)
Changes in other financing activities	(352)	—
Net cash used for financing activities	(37,471)	(72,898)
Effect of currency exchange rate change on cash	439	—
Increase (decrease) in cash, cash equivalents and restricted cash	35,269	(21,001)
Balance of cash, cash equivalents and restricted cash at beginning of period	188,664	52,770
Balance of cash, cash equivalents and restricted cash at end of period	$223,933	$31,769

SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 4	Three months ended
	September 30, 2020	September 29, 2019
Operating revenues:
Publishing	$732,226	$366,259
Marketing Solutions	105,443	26,674
Corporate and Other	2,732	970
Intersegment eliminations	(25,862)	(17,254)
Total	$814,539	$376,649

Adjusted EBITDA:
Publishing	$108,752	$58,955
Marketing Solutions	4,177	(1,697)
Corporate and Other	(24,949)	(12,352)
Total	$87,980	$44,906

Depreciation and amortization:
Publishing	$52,481	$23,840
Marketing Solutions	6,768	764
Corporate and Other	2,106	(122)
Total	$61,355	$24,482

PRO FORMA SAME STORE REVENUES Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5	Three months ended
	September 30, 2020	September 29, 2019	% Change

Pro forma total revenue	$814,539	$1,012,219	(19.5)%
Acquired revenues	—	—	***
Currency impact	(2,276)	—	***
Exited operations	(3)	(649)	(99.5)%
Deferred revenue adjustment	563	—	***
Same store total revenue	$812,823	$1,011,570	(19.6)%

Pro forma advertising and marketing services revenue	$405,227	$529,301	(23.4)%
Acquired revenues	—	—	***
Currency impact	(1,393)	—	***
Exited operations	(3)	(364)	(99.2)%
Deferred revenue adjustment	185	—	***
Same store advertising and marketing services revenue	$404,016	$528,937	(23.6)%

Pro forma circulation revenue	$336,158	$386,845	(13.1)%
Acquired revenues	—	—	***
Currency impact	(731)	—	***
Exited operations	—	(83)	(100.0)%
Deferred revenue adjustment	378	—	***
Same store circulation revenue	$335,805	$386,762	(13.2)%

Pro forma other revenue	$73,154	$96,073	(23.9)%
Acquired revenues	—	—	***
Currency impact	(152)	—	***
Exited operations	—	(202)	(100.0)%
Same store other revenue	$73,002	$95,871	(23.9)%
*** Indicates an absolute value percentage change greater than 100

USE OF NON-GAAP INFORMATION

The Company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures, which may not be comparable to similarly titled measures reported by other companies, should not be considered in isolation from or as a substitute for the related GAAP measures and should be read together with financial information presented on a GAAP basis.

The Company defines its non-GAAP measures as follows:

•
Adjusted EBITDA is a non-GAAP financial performance measure the Company believes offers a useful view of the overall operation of our business. The Company defines Adjusted EBITDA as Net income (loss) attributable to Gannett before (1) Income tax expense (benefit), (2) Interest expense, (3) Gains or losses on the early extinguishment of debt, (4) Non-operating items, primarily pension costs, (5) Depreciation and amortization, (6) Integration and reorganization costs, (7) Asst impairments, (8) Goodwill and intangible impairments, (9) Gains or losses on the sale or disposal of assets, (10) equity-based compensation, (11) acquisition costs, (12) Gains of losses on the sale of investments and (12) certain other non-recurring charges. The most directly comparable GAAP financial measure is Net income (loss) attributable to Gannett.

•
Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items we believe are critical to the ongoing success of our business. The Company defines Free cash flow as Net cash provided by operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing Free cash flow available for use in operations, additional investments, debt obligations, and returns to shareholders. The most directly comparable GAAP financial measure is Net cash from operating activities.

Management’s Use of Non-GAAP Measures

Adjusted EBITDA and Free cash flow are not measurements of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from operating activities, or any other measure of performance or liquidity derived in accordance with GAAP. We believe our non-GAAP measures as we have defined them are helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. These measures provide an assessment of controllable expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term such as depreciation and amortization, taxation, non-cash impairments, and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics we use to review the financial performance of our business on a monthly basis.

We use Adjusted EBITDA as a measure of our day-to-day operating performance, which is evidenced by the publishing and delivery of news and other media and excludes certain expenses that may not be indicative of our day-to-day business operating results. We consider the unrealized gain or loss on derivative instruments and the gain or loss on the early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees. Accordingly, we exclude financing related costs such as the early extinguishment of debt because they represent the write-off of deferred financing costs, and we believe these non-cash write-offs are similar to interest expense and amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Additionally, the non-cash gains or losses on derivative contracts, which are related to interest rate swap agreements to manage interest rate risk, are financing costs associated with interest expense. Such charges are incidental to, but not reflective of, our day-to-day operating performance, and it is appropriate to exclude charges related to financing activities such as the early extinguishment of debt and the unrealized gain or loss on derivative instruments which, depending on the nature of the financing arrangement, would have otherwise been amortized over the period of the related agreement and does not require a current cash settlement. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Limitations of Non-GAAP Measures

Each of our non-GAAP measures has limitations as an analytical tool. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss) include: the cash portion of interest / financing expense, income tax (benefit) provision, and charges related to impairment of long-lived assets, which may significantly affect our financial results.

A reader of our financial statements may find this item important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA and Free cash flow are not alternatives to net income, income from operations, or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. Readers of our financial statements should not rely on Adjusted EBITDA or Free cash flow as a substitute for any such GAAP financial measure. We strongly urge readers of our financial statements to review the reconciliation of income (loss) from continuing operations to Adjusted EBITDA and the reconciliation of net cash from operating activities to Free cash flow, along with our consolidated financial statements included elsewhere in this report. We also strongly urge readers of our financial statements to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA and Free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, the Adjusted EBITDA and Free cash flow measures as presented in this report may differ from and may not be comparable to similarly titled measures used by other companies.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 6

	Three months ended September 30, 2020
	Publishing	Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$67,726	$5,223	$(104,209)	$(31,260)
Income tax expense	—	—	3,098	3,098
Interest expense	17	—	58,046	58,063
Loss on early extinguishment of debt	—	—	476	476
Non-operating pension income	(18,262)	—	(72)	(18,334)
Gain on sale of investments	—	(7,800)	—	(7,800)
Other non-operating items, net	(1,855)	(1,189)	469	(2,575)
Depreciation and amortization	52,481	6,768	2,106	61,355
Integration and reorganization costs	5,120	1,237	7,060	13,417
Acquisition costs	—	—	1,913	1,913
Asst impairments	868	717	—	1,585
(Gain) loss on sale or disposal of assets	1,731	(964)	28	795
Equity-based compensation	—	—	3,844	3,844
Other items	926	185	2,292	3,403
Adjusted EBITDA (non-GAAP basis)	$108,752	$4,177	$(24,949)	$87,980

	Three months ended September 29, 2019
	Publishing	Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$31,362	$(3,352)	$(46,473)	$(18,463)
Income tax expense	—	—	7,226	7,226
Interest expense	21	—	10,009	10,030
Non-operating pension income	(208)	—	—	(208)
Other non-operating items, net	(74)	—	52	(22)
Depreciation and amortization	23,840	764	(122)	24,482
Integration and reorganization costs	2,608	501	27	3,136
Acquisition costs	—	—	12,181	12,181
Loss on sale or disposal of assets	568	—	34	602
Equity-based compensation	—	—	691	691
Other items	838	390	4,023	5,251
Adjusted EBITDA (non-GAAP basis)	$58,955	$(1,697)	$(12,352)	$44,906

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 7
Three months ended September 30, 2020

Net cash flow provided by operating activities (GAAP basis)	$49,640
Capital expenditures	(6,787)
Free cash flow (non-GAAP basis)(1)	$42,853
(1) Free cash flow for the third quarter was negatively impacted by $26.8 million of integration and reorganization costs.